FIRST BANCSHARES, INC. ANNOUNCES FIRST QUARTER FISCAL 2005 RESULTS

Mountain Grove, Missouri (November 3, 2004) –Charles W. Schumacher, President and Chairman of the Board of First Bancshares, Inc. (NASDAQ - FstBksh : FBSI) announced earnings for the quarter ended September 30, 2004.

Net income for the quarter ended September 30, 2004 was $1,375,000.  As noted in a press release issued October 14, 2004, net income for the quarter ended September 30, 2004 included $800,000 of income from bank-owned life insurance proceeds.  Without that income item, net income would have been $575,000.  For the quarter ended September 30, 2003, First Bancshares, Inc. had net income of $619,000.  Earnings per share-basic for the first fiscal quarter 2005 was $.85.  Excluding the income from bank-owned life insurance, earnings per share-basic for the first fiscal quarter 2005 would have been $.35.  For the first fiscal quarter 2004, earnings per share-basic was $.38.

Total consolidated assets at September 30, 2004 were $261,776,000 compared to $270,344,000 at September 30, 2003.  Stockholders’ equity at September 30, 2004 was $28,404,000, or 11% of assets compared with $26,870,000, or 10% of assets, a year ago.  Book value per common share increased to $17.48 at September 30, 2004 from $16.36 at September 30, 2003.

Net loans decreased by $7.0 million, or 4.1%, from $171,643,000 at September 30, 2003 to $164,601,000 at  September 30, 2004.  Deposits decreased by $10.4 million, or 4.9%, from $213,227,000 at September 30, 2003 to $202,835,000 at September 30, 2004.

An eleventh stock repurchase plan for 164,336 shares was initiated on May 28, 2004.  As of November 1, 2004, 29,385 shares had been repurchased under that plan at a cost of $600,000.

First Bancshares, Inc. is the holding company for First Home Savings Bank, an FDIC-insured savings bank chartered by the State of Missouri.

Forward-looking statements

The discussions in this press release which are not historical statements contain forward-looking statements that involve risk and uncertainties. Statements which are not historical statements include those in the future tense or which use terms such as "believe," "expect," and "anticipate." Actual future results could differ in important and material ways from those discussed. Many factors could cause or contribute to such differences. In addition, the Company's filings with the Securities and Exchange Commission discuss a number of other factors which may affect its future operations. These factors include changing interest rates, changes in demand for loans or other services, competition from other institutions, the results of our lending activities and loan loss experience, general economic and political developments, and other factors discussed in those filings. The statements made herein are only made as of the date of this press release and the Company undertakes no obligations to publicly update such statements to reflect subsequent events or circumstances.

Contact:  Charles W. Schumacher, President and Chairman of the Board (417) 926-5151

First Bancshares, Inc. and Subsidiaries
Financial Highlights
(In thousands, except per share amounts)

	Quarter
	Ended September 30,
	2004	2003
Operating Data:

Total interest income	$3,331	$3,561
Total interest expense	1,317	1,537
Provision for loan losses	2	135
Net interest income after provision
for loan losses	2,012	1,889
Noninterest income	1,368	558
Noninterest expense	1,721	1,521
Income (loss) before income tax	1,659	926
Income tax expense (savings)	284	307

Net income	$1,375	$619
Net income per share-basic	$0.85	$0.38
Net income per share-diluted	$0.84	$0.37

	At	At
	September 30,	June 30,
Financial Condition Data:	2004	2004

Total assets	$261,776	$264,978
Loans receivable, net	164,601	166,259
Nonperforming assets	3,759	3,126
Mortgage-backed certificates	5,916	6,906
Cash and cash equivalents, including
interest-bearing deposits	33,654	32,771
Certificates of deposit and investment
securities	39,272	42,293
Customer deposits	202,835	207,247
Borrowed funds	29,354	29,121
Stockholders' equity	28,404	27,296
Book value per share	17.48	16.77